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                                                                    Exhibit 24.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Bowmar Instrument Corporation of our report dated November 8, 1996, except as to the information presented in Note 15 for which the date is December 6, 1996, on our audits of the consolidated financial statements of Bowmar Instrument Corporation and Subsidiaries as of September 28, 1996 and September 30, 1995 and for each of the three years in the period ended September 28, 1996, which report is included in the Annual Report on Form 10-K for fiscal year ended September 28, 1996.


Coopers & Lybrand L.L.P.


Phoenix, Arizona
December 20, 1996